UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2022

Protara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36694	20-4580525
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

345 Park Avenue South Third Floor New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 844-0337

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 10, 2022 (the “Effective Date”), Protara Therapeutics, Inc. (the “Company”) appointed Jathin Bandari, M.D. as Chief Medical Officer of the Company. Dr. Bandari joined Protara in April 2020, serving as Senior Director of Strategy and Innovation, Executive Director of Clinical Development, Vice President, Head of Clinical Development, and most recently as Interim Chief Medical Officer. In 2020, Dr. Bandari joined the University of Rochester as Assistant Professor of Urology where he specialized in both minimally invasive urologic oncology and advanced open pelvic retroperitoneal cancer surgery, and where he maintains a faculty appointment. Dr. Bandari received his M.D. from Johns Hopkins University and from 2012 to 2018 he completed his urology residency at University of Pittsburgh Medical Center. Following residency, he completed a Society of Urologic Oncology fellowship at the University of Pittsburgh Medical Center where he was a clinical instructor from 2018 to 2020. He is an active member of the American Urological Association, Society of Urologic Oncology, American Society of Clinical Oncology, and Southwest Oncology Group. He has over 50 publications, national speakerships, textbooks, and grants.

In connection with Dr. Bandari’s appointment as the Chief Medical Officer, the Company and Dr. Bandari entered into an Executive Employment Agreement, effective as of the Effective Date. Pursuant to the terms of his Executive Employment Agreement, Dr. Bandari is entitled to an initial annual base salary of $415,000 per year, and an annual discretionary cash bonus of 40% of Dr. Bandari’s then-current base salary.

Dr. Bandari’s Executive Employment Agreement also provides that, subject to approval by the Board of Directors of the Company (the “Board”) (or a committee thereof), Dr. Bandari shall be granted (i) a stock option to purchase 81,000 shares of the Company’s common stock with an exercise price per share equal to the closing price per share on the grant date and (ii) a restricted stock unit award in respect of 13,500 shares of the Company’s common stock. Such stock option is subject to a four-year vesting schedule with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the balance of the shares vesting in equal monthly installments over the subsequent 36 months of continuous service thereafter. The shares of common stock underlying the restricted stock unit award will vest in one-third installments annually on each of the first, second and third anniversaries of the grant date. Such awards will be granted under the Company’s Amended and Restated 2014 Equity Incentive Plan or such other plan or arrangements the Company may have in effect from time to time, as approved by the Board (or a committee thereof) in its sole discretion.

Under the terms of his Executive Employment Agreement, if Dr. Bandari is terminated by the Company without cause or resigns for good reason, he is entitled to receive (i) payment of his then-current base salary through the effective date of the termination or resignation, (ii) a one-time cash payment equal to nine months’ of his then-current base salary, (iii) a one-time cash payment equal to nine months’ of his target bonus, (iv) reimbursement of any healthcare premium costs for nine months, at the same level of coverage as he had during employment, and (v) pro-rata vesting of any outstanding equity awards to the extent that Dr. Bandari is not employed through the one-year anniversary of the applicable grant date of such outstanding equity awards. The severance benefits described in the foregoing sentence are, in each case, subject to Dr. Bandari’s compliance with continuing obligations to the Company and his execution of a general release in favor of the Company. In addition to the foregoing, if Dr. Bandari is terminated for other than cause, death or disability during the eighteen months following a change in control of the Company, Dr. Bandari will be entitled to acceleration of 100% of his then unvested outstanding equity awards.

The foregoing description of Dr. Bandari’s Executive Employment Agreement is only a summary and it is qualified in its entirety by the Executive Employment Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

Item 8.01.	Other Events.

On January 10, 2022, the Company issued a press release announcing the appointment of Dr. Bandari as the Company’s Chief Medical Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 10, 2022, issued by the Registrant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTARA THERAPEUTICS, INC.

Date: January 10, 2022	By:	/s/ Blaine Davis
Blaine Davis
Chief Financial Officer

3